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                                                                       EXHIBIT 5
                           SCHIFINO & FLEISCHER, P.A.
                                ATTORNEYS AT LAW


WILLIAM J. SCHIFINO        TELEPHONE:(813)223-1535       ONE TAMPA CITY CENTER
FRANK N. FLEISCHER         TELECOPIER:(813)223-3070    201 NORTH FRANKLIN STREET
  LINA ANGELICI            INTERNET: S 2700@AOL.COM              SUITE 2700
  AMY LETTELLER                                           TAMPA, FLORIDA 33602


                               September 14, 1998


Tech Data Corporation
5350 Tech Data Drive
Clearwater, Florida 34620


Gentlemen:

     The following opinion is furnished by us in connection with the issuance by Tech Data Corporation, a Florida corporation (the "Company"), of (i) 2,195,945 shares of Common Stock, $.0015 par value, (the "Shares"), (ii) $300,000,000 of the Company's 5% Convertible Subordinated Notes due July 1, 2003 (the "Convertible Notes") and (iii) up to 5,333,100 shares of Common Stock, $.0015 par value, proposed to be issued in the event of the conversion of the Convertible Notes into shares of Common Stock, $.0015 par value (the "Underlying Shares") covered by a Registration Statement filed with the Securities and Exchange Commission on Form S-3 (the "Registration Statement) and proposed to be sold from time to time by Klockner & Co. AG (the "Selling Holder").

     We have examined and are familiar with the Certificate of Incorporation and By-Laws, and amendments thereto, of the Company and the proceedings of the Board of Directors of the Company in connection with or respect to the proposed issuance and sale of the securities described herein, and we have likewise examined such other records and documents and have made such examination of law as we have deemed appropriate.

     Based on such examination and our familiarity with such procedure, it is our opinion that:

     1. The Company is a duly incorporated and validly existing corporation in good standing under the laws of the State of Florida with an authorized capital stock of 200,226,500 shares, composed of 226,500 shares of Preferred Stock having a par value of $.02 per share and 200,000,000 shares of Common Stock having a par value of $.0015 per share, of which 50,868,646 shares of Common Stock and 226,500 shares of Preferred Stock have been duly authorized and legally issued and are fully paid and non-assessable.

     2. The 2,195,945 Shares have been duly authorized, legally issued, fully paid, and non-assessable and any or all of the 5,333,100 shares to be issued upon any conversion of the Convertible Notes have been duly authorized and will be, when and if issued, legally issued, fully paid and non-assessable.

     3. There are no restrictions upon the Company's surplus by reason of the excess of the Preferred Stock's liquidation preference over its par value, and no remedies will be available to holders of the Company's capital stock before or after the payment of any dividend that would reduce surplus to an amount less than the amount of such excess.
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     4.   The Indenture dated as of July 1, 1998 between the Company, as Issuer and The First National Bank of Chicago, as trustee (the "Indenture") has been duly authorized, executed and delivered by the parties thereto, and constitutes a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     5. The Convertible Notes have been duly authorized, executed, authenticated, issued and delivered and constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     We hereby consent to this opinion being filed as an Exhibit to the Registration Statement and we further consent to the use of our name in the Registration Statement under the caption "Legal Matters". In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                        Very truly yours,
                                        SCHIFINO & FLEISCHER,P.A.


                                        Frank N. Fleischer
                                        For the Association